Exhibit 10.2

EXECUTION COPY
SIXTH AMENDMENT TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This SIXTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated effective as of October 24, 2011, is by and among COVENANT TRANSPORT, INC., a Tennessee corporation (“CTI”), CTG LEASING COMPANY, a Nevada corporation (“CTGL”), SOUTHERN REFRIGERATED TRANSPORT, INC., an Arkansas corporation (“SRT”), COVENANT ASSET MANAGEMENT, INC., a Nevada corporation (“CAM”), COVENANT TRANSPORT SOLUTIONS, INC., a Nevada corporation (“CTS”), and STAR TRANSPORTATION, INC., a Tennessee corporation (“ST”, and together with CTI, CTGL, SRT, CAM, and CTS, individually a “Borrower” and collectively, “Borrowers”), COVENANT TRANSPORTATION GROUP, INC., a Nevada corporation and the owner (directly or indirectly) of all of the issued and outstanding capital stock of Borrowers (“Parent”), the Lenders (defined below) party to this Amendment, and BANK OF AMERICA, N.A., a national banking association, as agent for Lenders (in such capacity, “Agent”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (defined below).

R E C I T A L S:

A.           The Borrowers, the Parent, the lenders from time to time party thereto (the “Lenders”) and the Agent are parties to that certain Third Amended and Restated Credit Agreement, dated as of September 23, 2008 (as previously amended, as amended hereby and as otherwise amended, restated or modified from time to time, the “Credit Agreement”);

B.           The Parent has executed that certain Third Amended and Restated Parent Guaranty Agreement dated as of September 23, 2008 (as amended to the date hereof, the “Parent Guaranty”); and

C.           The Borrowers, the Parent, the Lenders and the Agent desire that the Credit Agreement be amended in certain respects in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Credit Agreement is hereby amended and the parties hereto covenant and agree as follows:

1.           Recitals. The foregoing Recitals are accurate and are incorporated herein and made a part hereof for all purposes.

2.           Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a)           Amendments to Definitions.  The following definitions in Section 1.1 of the Credit Agreement are here by amended and restated in their entirety as follows:

“Applicable Margin: with respect to any Type of Loan, the margins set forth below, as determined by the Average Pricing Availability for the most recently ended Fiscal Quarter:

Level	Average Pricing Availability	Base Rate Loans	LIBOR Loans
I	> $70,000,000	1.25%	2.25%
II	≤ $70,000,000 but > $35,000,000	1.50%	2.50%
III	≤ $35,000,000 but > $20,000,000	1.75%	2.75%
IV	≤ $20,000,000 but > $10,000,000	2.00%	3.00%
V	≤ $10,000,000	2.25%	3.25%

Commencing effective October 1, 2011, margins shall be determined as if Level III were applicable.  Commencing on January 1, 2012, and continuing on the first day of each Fiscal Quarter thereafter, the margins shall be subject to increase or decrease based upon the Agent’s determination of Average Pricing Availability for the most recently ended Fiscal Quarter, with any such change to be effective on the first day of the Fiscal Quarter.  Notwithstanding the foregoing, if, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level IV were applicable, from such day until the first day of the calendar month following actual receipt.”

“Equipment Formula Amount: on any date of determination, the lesser of (a) 85% of the product of (i) the fraction obtained by dividing (x) the aggregate NOLV of Eligible Revenue Equipment (as calculated on the last day of the month immediately preceding the date of determination) by (y) the aggregate net book value (calculated in accordance with GAAP) of such Eligible Revenue Equipment (as of the last day of the month immediately preceding the date of determination), multiplied by (ii) the net book value (calculated in accordance with GAAP) of Eligible Revenue Equipment as of the date of determination, (b) 95% of the net book value (calculated in accordance with GAAP) of Eligible Revenue Equipment, or (c) 35% of the aggregate Commitments.”

“Fixed Charges: the sum, without duplication, of (a) interest expense (other than payment-in-kind), plus (b) cash rental expense, plus (c) any scheduled principal payments on any Debt, plus (d) any Included Revolver Payments, plus (e) any other voluntary or discretionary principal payments or other prepayments on any Debt other than Permitted Voluntary Prepayments and repayments on the Revolving Credit Facility other than Included Revolver Payments, plus (f) taxes paid in cash, less (g) any cash tax refunds received, plus (h) Distributions paid in cash, plus (i) payments made in respect of obligations under Capital Leases.”

“NOLV: for any date of determination, the net orderly liquidation value of a Borrower’s Bank Revenue Equipment, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of such Borrower’s Bank Revenue Equipment performed by an appraiser acceptable to and on terms satisfactory to Agent, adjusted downward each month following the effective date of such appraisal by an amount equal to the sum of (a) 1.25% of the appraised value for all trucks included in such appraisal, and (b) 0.75% of the appraised value for all trailers included in such appraisal, and as such value may be further adjusted upward and downward in Agent’s Credit Judgment to reflect factors as expressed in such appraisals from time to time.  For purposes of the truck and trailer adjustment described in the preceding clauses (a) and (b), the first adjustment shall be made as of the last day of the same month for any appraisal dated on or before the 15th day of any month, and as of the last day of the next month for any appraisal dated after the 15th day of any month, and shall continue to be adjusted on the last day of each month thereafter until a new appraisal has been obtained and approved by Agent.”

(b)       New Definitions.  The following definitions are inserted in alphabetical order in Section 1.1 of the Credit Agreement:

“Adjusted EBITDAR: determined on a consolidated basis for Parent and its Subsidiaries in accordance with GAAP for any fiscal period of Parent and its Subsidiaries, the sum of (a) Adjusted Net Income (without giving effect to clause (a) of that definition), plus (b) to the extent deducted in the calculation of Adjusted Net Income for such period and without duplication (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) cash rental expense,  and (v) transaction costs and expenses incurred in connection with the closing of the Revolving Credit Facility, any amendment thereto, and the Daimler Credit Facility.”

“Consolidated Debt:  for any date of determination, Debt of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, that “Consolidated Debt” shall not (i) include any Debt owed in respect of Operating Leases.” And (ii) be reduced by the amount of cash on the Parent’s consolidated balance sheet.

“Consolidated Leverage Ratio: for any date of determination, the ratio of (i) the sum of (a) Consolidated Debt as of such date of determination, plus (b) without duplication, LC Obligations as of such date of determination, plus (c) the present value (utilizing a discount rate of 10% annually) of all future lease payments on any Operating Leases to which Parent or any of its Subsidiaries is a party to (ii) Adjusted EBITDAR for the four Fiscal Quarters immediately preceding such date of determination.”

“Operating Leases:  any lease that is treated as an operating lease for financial reporting purposes in accordance with GAAP.”

(c)       Change in Appraisal Frequency.  Section 10.1.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)           Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) up to two field examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, (ii) up to four appraisals (two desktop and two full appraisals) of Pledged Equipment, and (iii) up to one appraisal of Real Estate, in each case per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, or at any time Availability is less than $15,000,000 (after giving effect to the Availability Block), then all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limit.  Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group.  This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.”

(d)       Amendment of Borrowing Base Certificate Reporting Requirement.  Section 8.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“8.1          Borrowing Base Certificates.  On or before the 15th day of each month, and at such other times as Agent may request, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business on the last Business Day of the preceding month; provided, however, that if a Default or Event of Default has occurred and is continuing, or Availability is less than $15,000,000 (after giving effect to the Availability Block), on any day in any week during the term hereof, then on or before the close of business on the Tuesday following such week, Borrower shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business for the preceding Friday, and a weekly Borrowing Base Certificate shall continue to be delivered on the Tuesday of each week thereafter until the daily Availability (after giving effect to the Availability Block) averages in excess of $15,000,000 for 90 consecutive days.  All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve or to otherwise reflect changes in the Availability Reserve.”

(e)       Leverage Ratio.  The following new Section 10.4 is hereby inserted immediately following Section 10.3:

“10.4           Consolidated Leverage Ratio.  As of the last day of each Fiscal Quarter, maintain a Consolidated Leverage Ratio that is less than or equal to 4.35 to 1.0.

3.           Effectiveness; Conditions Precedent.  The amendments herein provided shall be effective as of the date set forth above (the “Amendment Effective Date”) upon the satisfaction of the following conditions precedent:

(a)           The Agent shall have received each of the following documents or instruments in form and substance acceptable to the Agent:

(i)           one or more counterparts of this Amendment, duly executed by each of the Borrowers, the Parent and the Required Lenders; and

(ii)           such other documents, instruments, opinions, certifications, undertakings, further assurances and other matters as the Agent shall reasonably request.

(b)           An amendment fee in the amount of $212,500 shall have been paid to the Agent, for the pro rata benefit of the Lenders party hereto, which fee shall be fully earned and non-refundable upon payment.

4.           Acknowledgment of the Obligors. The Borrowers and Parent, as Obligors, hereby acknowledge and agree that, to the best of their knowledge: (a) none of the Obligors has any defense, offset, or counterclaim with respect to the payment of any sum owed to the Lenders or the Agent under the Loan Documents, or with respect to the performance or observance of any warranty or covenant contained in the Credit Agreement or any of the other Loan Documents; and (b) the Lenders and the Agent have performed all obligations and duties owed to the Obligors through the date of this Amendment.

5.           Consent and Reaffirmation of Parent Guaranty. Parent hereby consents, acknowledges and agrees to the amendments and consent set forth herein and hereby confirms and ratifies in all respects the Parent Guaranty to which Parent is a party (including without limitation the continuation of Parent’s payment and performance obligations thereunder upon and after the effectiveness of this Amendment and the amendments contemplated hereby) and the enforceability of the Parent Guaranty against the Parent in accordance with its terms.

6.           Representations and Warranties of the Obligors. The Borrowers and Parent, as Obligors, represent and warrant to the Lenders and the Agent that:

(a)           Compliance with Loan Agreement. On the date hereof, and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing;

(b)           Representations and Warranties. On the date hereof, and after giving effect to this Amendment, the representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects  (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date);

(c)           Power and Authority. Each Obligor is duly authorized to execute, deliver and perform this Amendment. The execution, delivery and performance of this Amendment and the Credit Agreement, as amended hereby, have been duly authorized by all necessary action, and do not (a) require any consent or approval of the Agent, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law, Material Contract or Material License; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor; and

(d)           Enforceability. This Amendment and the Credit Agreement, as amended hereby, are legal, valid and binding obligations of each Obligor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

7.           Effect on Credit Agreement. Except as specifically amended hereby, the terms and provisions of the Credit Agreement and the other Loan Documents are, in all other respects, ratified and confirmed and remain in full force and effect. Except as expressly set forth herein, the amendments provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Agent under the Credit Agreement or any other Loan Document, nor shall they constitute a waiver of any Event of Default, nor shall they alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document.  Each of the amendments provided herein shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to by such amendments.  No reference to this Amendment need be made in any notice, writing, or other communication relating to the Credit Agreement and the other Loan Documents, any such reference to the Credit Agreement and the other Loan Documents to be deemed a reference thereto as respectively amended by this Amendment. All references to the Credit Agreement and the other Loan Documents in any document, instrument, or agreement executed in connection with the Credit Agreement and the other Loan Documents will be deemed to refer to the Credit Agreement and the other Loan Documents as respectively amended hereby.

8.           Fees and Expenses. The Company hereby agrees to pay upon demand all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation, negotiation, and consummation of this Amendment, and all other documents related hereto, including, without limitation, the fees and disbursements of counsel to the Agent.

9.           Instrument Pursuant to Credit Agreement. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

10.           Further Acts.  Each of the parties to this Amendment agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Amendment.

11.           Successors. This Amendment shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, and their respective successors and permitted assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under this Amendment or any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3 of the Credit Agreement.

12.           Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

13.           Consent to Forum; Arbitration. EACH OBLIGOR, HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS AMENDMENT, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR, IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1 OF THE CREDIT AGREEMENT.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Amendment shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction. Notwithstanding the foregoing, Section 14.14 of the Credit Agreement is incorporated herein by reference and shall apply to this Amendment.

14.           Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of a signature page of any Loan Document by telecopy or electronic mail shall be as effective as delivery of a manually executed counterpart of such agreement.

15.           Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Amendment shall remain in full force and effect.

16.           Entire Agreement. This Amendment, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter.  No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty.  Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof.  None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 14.1 of the Credit Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWERS:
COVENANT TRANSPORT, INC.
By: /s/ M. David Hughes
Name: M. David Hughes
Title: Senior Vice President of Fleet Management and Procurement and Treasurer

CTG LEASING COMPANY
SOUTHERN REFRIGERATED TRANSPORT, INC.
STAR TRANSPORTATION, INC.
By: /s/ M. David Hughes
Name: M. David Hughes
Title: Vice President

COVENANT ASSET MANAGEMENT, INC.
COVENANT TRANSPORT SOLUTIONS, INC.
By: /s/ M. David Hughes
Name: M. David Hughes
Title: Treasurer

Sixth Amendment to Third Amended and Restated Credit Agreement
Signature Page

PARENT:
COVENANT TRANSPORTATION GROUP, INC.
By: M. David Hughes
Name: M. David Hughes
Title: Senior Vice President and Treasurer

Sixth Amendment to Third Amended and Restated Credit Agreement
Signature Page

AGENT AND LENDERS:
BANK OF AMERICA, N.A., as Agent and Lender
By: /s/ Douglas Cowan
Name: Douglas Cowan
Title: Senior Vice President

Sixth Amendment to Third Amended and Restated Credit Agreement
Signature Page

JPMORGAN CHASE BANK, N.A.
By: /s/ Christy West
Name: Christy West
Title: Authorized Officer

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